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                                  EXHIBIT 10.20

                        COMPACT DISK AFFILIATE AGREEMENT

                              DATED AUGUST 1, 2000


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                        COMPACT DISK AFFILIATE AGREEMENT


         This Agreement is effective as of August 1, 2000, by and between Preference Technologies, Inc. (hereinafter "Preference"), a Nevada corporation, and the party set forth herein Exhibit A (hereinafter "Affiliate"). The parties hereby agree as follows:

1. TERM OF AGREEMENT. The term of the overall agreement between the parties shall be for one (1) year from the date of this agreement.

2. THE DISTRIBUTION PROGRAM. It is anticipated that Affiliate will become a sponsor and distributor of the Global Information Gateway and/or Corporate Information Gateway (collectively hereinafter "Gateway"). At Affiliate's option, the Gateway program will be available either as a downloadable program from Affiliate's website or in CD format. Pricing for each format is provided under sections 3 and 4.

3. LICENSE TO USE GATEWAY. Preference grants an unlimited quantity of general users licenses to Affiliate and the end users for the period of the initial subscription and any subsequent renewals. Upon termination of the initial license period and any extensions thereto, the user license will terminate. No license is given for the redistribution of the content contained within the Gateway. It is further understood that the Gateway shall be branded solely with the name of the Affiliate and that Affiliate shall not have the right to sublicense or otherwise brand the Gateway.

4. LICENSE FEE. For the license to use the Gateway product, as described herein, Affiliate shall pay to Preference the fee set forth in Exhibit A hereto.

5.   DOWNLOADABLE VERSION OF THE GATEWAY.

6. PRODUCT DEVELOPMENT. Preference shall provide Affiliate with a downloadable version of the Gateway within ninety (90) days from the date this Agreement is executed branded as designated by the Affiliate. In the event such downloadable version is not made available within 90 days then the entire license fee due hereunder shall be fully refundable. This section shall constitute the only cause for refund of the license fee available hereunder.

7. SET UP FEE. There shall be no set up fee, other than the license fee set forth in Exhibit A hereto.

8.   CD VERSION OF THE GATEWAY.

     a. PRICING. Where Affiliate desires a CD version of the sponsored Gateway, Affiliate shall pay to Preference an additional fee of one dollar and fifteen cents ($1.15) per CD ordered.

     b.   MINIMUM ORDERS. No quantities less than 1,000 CDs may be ordered.

     c. PACKAGING. Full size CDs will be distributed in a four-color, four fold slipcover, and Affiliate will be given up to thirty (30%) percent of one slipcover panel to promote its service, and will receive limited exposure on two additional panels.

     d. SET UP & HANDLING FEE. Affiliate will be charged an initial set up fee for the CD slip cover, if requested by the Affiliate, at the time of the CD and slip cover order.

     e. DEPOSITS AND PAYMENTS. All amounts due hereunder shall be payable upon execution of this Agreement.

     f. ORDER FULFILLMENT. Preference will make every attempt to ship the product within thirty (30) days. Unless otherwise requested, all orders will be F.O.B. to Affiliate's address. If the fulfillment period exceeds thirty (30) days, the Affiliate will receive notification. Preference accepts no liability relating to the timeliness of fulfillment due to uncontrollable variables of the manufacturer of the CDs. Preference will choose the shipping method. Preference will bill Affiliate for the shipping and insurance costs that Preference has advanced. Affiliate will repay all shipping. Affiliate may select an alternative shipping method if and only if it pays the difference between the shipping method used by Preference and that chosen by Affiliate in advance. Shipments will be sent bulk rate if and when possible. Shipping reports will be forwarded to Affiliate at the time of shipping of the product.

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     g.   INCLUSION OF ISP PROVIDER. Affiliate agrees that a free Internet service provider (ISP), may be included on all sponsored CDs shipped under this agreement. Affiliate understands that the inclusion of the ISP is provided as an enticement to the end-user to utilize the CD.

9.   DUTIES AND OBLIGATIONS OF PERFORMANCE OF PREFERENCE.

     a. AFFILIATE'S LOGOS. Preference will create an acceptable logo to appear on the sponsor banner and also will program the sponsor banner containing the Affiliate's logo or trademark to link directly to a URL of the Affiliate's choosing, which shall be provided within five business days of the date of this Agreement Additionally, Preference will program one (1) button appearing on the channel change panel to this URL. This shall be the only link between the GIG and the Affiliate's URL,

     b. PRODUCT ACKNOWLEDGMENT. All Gateways derived from this Agreement will have language indicating that the Gateway is "distributed by Affiliate and developed by Preference Technologies, Inc."

     c. ADVERTISEMENTS. Preference will allow the Affiliate to have twenty (20%) percent of the scrolling advertisements in the Headline Scroller. These ads will be placed by Preference once a month. The Affiliate may change its ads more frequently than one a month for a fee charged to Affiliate to be negotiated at the time of such change Each ad file shall not exceed 10,000 bytes. If needed, any artwork or design may be produced for the Affiliate at a cost to Affiliate to be negotiated in the event such artwork is required.

     d. RESTRICTIONS ON ADVERTISEMENTS. On the main page of the Gateway, and any other areas of the Gateway where Preference controls the advertising, no competitive advertisements will run on the Affiliate's sponsored version of the Gateway. The Affiliate will have direct access to Preference to assure that this policy continues over the period of the one year subscription. On areas where Preference links to other web pages (off product) and/or where Preference has no control over advertising, then competitive advertising may appear.

     e.   HEADLINE SCROLLER. The Affiliate will be allowed to have up to ten
          (10) headlines to scroll in the first pass of the Headline Scroller each day. This benefit is not assignable to another. Content may not be offensive and must be related to the Affiliate's business objectives.

     f. RENEWAL OF LICENSES. All licenses for the end users of the Gateway will be for twelve (12) months from the date of shipping or download. Near the expiration of the initial license period, Affiliate and Preference shall mutually negotiate an extension of the license granted hereunder. It is understood that such amount shall not exceed $1 per user, who has utilized the Gateway within the last ninety days of the initial license period

10. GENERAL PERFORMANCE OBLIGATIONS.

     a. Preference will provide support to all end users of the sponsored version of the Gateway.

     b. Preference is responsible for maintaining and upgrading the Gateway, providing content on the Gateway and for maintaining licenses for information to run on the Scroller.

     c. Preference is responsible for providing bandwidth, serving up advertisements and physically facilitating the placement of all advertising on the Scroller.

11.  DUTIES AND OBLIGATIONS OF PERFORMANCE OF AFFILIATE.

     a. Affiliate is responsible for all costs associated with the marketing and distribution of the Gateway to its end users.

     b. Affiliate is responsible for providing the copy and graphics work to Preference to be placed upon the Scroller in a timely fashion.

     c. Affiliate is responsible for all of its internal costs associated with the agreement.

12.  TERMINATION.

     a. TERMINATION FOR BREACH. If either party fails to fulfill one or more of its material obligations under this Agreement, the other party may, upon its election and in addition to any other remedies that it may have, at any time, terminate all the rights granted by it hereunder by not less than sixty

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          (60) days written notice to the other party specifying any such breach, unless within the period of such notice all breaches specified therein shall have been remedied.

     b. FINANCIAL BREACH. As to Affiliate, where a breach occurs as a result of any of their financial requirements set forth herein, and said breach continues longer than thirty (30) days from the due date of any financial obligation, then this contract shall terminate and Affiliate will forfeit all end users and benefits of the program to Preference. Any remaining subscription period will also be forfeited. Preference may have direct communications to the Affiliate and end users for any purpose it sees fit. In addition, the full amount of the program fee will still due from the Affiliate.

     c. OTHER CAUSE FOR TERMINATION. Should either party become insolvent or be subjected to bankruptcy or winding up proceedings, the other party may, by written notice, terminate this Agreement immediately.

     D. CONTINUED OBLIGATIONS. Upon termination, pursuant to this Section, the parties shall immediately discontinue use of any property of the other party in its possession or control. The parties shall certify compliance with such obligations in writing to the other party within thirty (30) days.

13.  GENERAL PROVISIONS.

     a. PROPRIETARY ACKNOWLEDGMENT. The program itself and all of the underlying technology is owned by, and proprietary to Preference. Affiliate has no claim to, nor any interests in any of the technology being created by Preference. The only rights of Affiliate are derived under a license to use and distribute said technology to its end-users during the term of this agreement contained herein. This statement applies to all of the technology developed by Preference as a result of this Agreement.

     b. CONFIDENTIALITY AND NON-DISCLOSURE. Both parties acknowledge that there is substantial proprietary information being disseminated, including but not limited to, original marketing strategy, client lists, trademarks, copyrighted materials, patents and other original works with state and federal protection secured or pending. In that light, the parties both agree that they will not disseminate proprietary information of the other without first obtaining prior written approval from the other party to make such a dissemination. In addition, the terms and conditions of this contract are confidential and shall not be disclosed.

     c. CLIENT INFORMATION. The Parties agree that client information relating to this Agreement is confidential and shall not be shared by either party to any non-party without the other party's express written consent. The parties agree to abide by the privacy policies of each party.

     d. JURISDICTION. The laws of the State of Nevada will be used in resolving any conflicts. All matters in dispute shall be resolved within the County of Clark, State of Nevada.

     e. ATTORNEYS' FEES AND COSTS. Attorney fees and costs shall be awarded to the prevailing party of any dispute.

     f. INDEMNITY: Where liability arises under this contract as a result of the actions or inaction's of a party to this action, the party principally responsible for the act or omission causing the damage shall defend and indemnify the party not principally at fault, including paying any judgment or attorney fees and court costs awarded against the party not principally at fault. This provision expressly covers liability arising out of a claim of infringement for rights associated with intellectual property, patents, copyrights and trade or service marks.

     g. WARRANTIES, THIRD PARTIES, ACTS OF GOD, AND CURE PROVISIONS. No warranties, express or implied are granted herein regarding the capabilities of the Gateway products to meet any implied purpose for any party or end-user. This contract is not intended to be relied upon by, or made to benefit any third party and is made expressly by and between the parties named herein. Neither party is responsible for acts of God which cannot be predicted, but which by result of nature and unforeseen acts of others detrimentally impact this contract and the benefit therein to any party to the contract. Where a breach of this agreement is perceived by either party, the non-breaching party shall give written notice to the breaching party and the breaching party will have thirty (30) days from the date of receipt of such notice to cure the breach prior to taking any legal action against the breaching party. Where an uncured breach occurs, the parties shall deactivate a feature or limit the termination impact on the remainder of this agreement at the

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          discretion of the non-breaching party or take other remedial steps in an attempt to continue general performance under the contract while the parties resolve their conflict or the non-breaching party obtains damages for the breach.

     h. ENTIRE AGREEMENT. This is the entire agreement between the parties and any and all other agreements, either oral or written, entered into between the parties is reflected herein. Any other contemporaneous oral or written contract or understanding between the parties not found within this agreement is not binding upon the parties.

     i. SEVERABILITY; NON-WAIVER. If any provision(s) of this Agreement are held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. The failure of any party to enforce any of the provisions of this Agreement shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions or other provisions of this Agreement.

     j. NO GUARANTEES. Preference does not guarantee any results or percentage of use by end users.

The undersigned execute this contract having full authority from their respective organizations.

PREFERENCE TECHNOLOGIES, INC.          AFFILIATE


/s/ Michael Calderone                  /s/ Teresa A. Bledsoe
--------------------------             --------------------------------
Authorized Representative              Authorized Representative


Michael Calderone                      Teresa A. Bledsoe / Controller
Printed Name/Title                     Printed Name/Title


06/29/00                               06/30/00
Date                                   Date


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                                    EXHIBIT A


                        AFFILIATE: INETVISIONZ.COM, INC.

  LICENSE AMOUNT FOR TWO BRANDED NAMES IF PAID AFTER AUGUST 1, 2000: $400,000 LICENSE AMOUNT FOR TWO BRANDED NAMES IF PAYMENT MADE BEFORE JULY 1, 2000:
$250,000


IT IS AGREED THAT AFFILIATE SHALL HAVE THE RIGHT TO DESIGNATE TWO BRANDED NAMES WHICH MAY BE THE SAME OR DIFFERENT THAN ITS OWN NAME.